Exhibit 5

O’Melveny & Myers LLP	T: +1 212 326 2000	File Number:
1301 Avenue of the Americas	F: +1 212 326 2061	0255997-00010
Suite 1700	omm.com
New York, NY 10019-6022

September 17, 2024

Faraday Future Intelligent Electric Inc.

18455 S. Figueroa Street

Gardena, CA 90248

Re:	Registration of Securities of Faraday Future Intelligent Electric Inc.

Ladies and Gentlemen:

In connection with the registration of up to 2,206,324 shares (the “Shares”) of Class A Common Stock of Faraday Future Intelligent Electric Inc., a Delaware corporation (the “Company”), par value $0.0001 per share (the “Class A Common Stock”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, such Shares to be issued or delivered pursuant to the Faraday Future Intelligent Electric Inc. Amended and Restated 2021 Stock Incentive Plan (the “Plan”), you have requested our opinion set forth below. Shares are adjusted by the Company to take into account the 1-for-40 reverse stock split of the Company’s Class A Common Stock and Class B common stock, par value $0.0001 per share, effective as of August 16, 2024.

In our capacity as counsel, we have examined originals or copies of those corporate and other records of the Company we considered appropriate.

On the basis of such examination and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, and upon payment for and delivery of the Shares as contemplated in accordance with the Plan, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Class A Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Class A Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP

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